Exhibit 99.1

Behringer Harvard Acquires Acappella Apartments, a Luxury
Multifamily Community in the San Francisco Metro Area

DALLAS, August 5, 2010 — Behringer Harvard announced today its acquisition of Acappella Apartments, a mid-rise multifamily community providing 163 apartment homes located approximately three miles northwest of the San Francisco International Airport and 10 miles south of downtown San Francisco.

“Acappella Apartments is a centrally located, newly constructed multifamily community with luxurious amenities,” said Mr. Mark T. Alfieri, Chief Operating Officer of Behringer Harvard Multifamily REIT I, Inc. “The community’s transit-oriented location in one of America’s most desirable metropolitan areas also provides an excellent fit with our multifamily platform’s investment strategy.”

Located at 1001 National Avenue in San Bruno, California, Acappella Apartments was constructed in 2009 during the third phase of development at The Crossing, a 20-acre, master-planned community. The Acappella multifamily community consists of a five-story building with a below-grade parking garage. Residents enjoy a state-of-the-art fitness center, a business center and a resort-style swimming pool and spa. Common-area amenities also include a landscaped courtyard with a picnic area and gas barbecues.

The homes at Acappella Apartments average approximately 900 square feet in size with one or two bedrooms and baths. Interior finishes include granite countertops in kitchens and baths, stainless steel refrigerators, upgraded appliances and cabinetry, oversized bathtubs and separate showers. The living areas and bedrooms feature nine-foot ceilings. Each apartment also includes a full-sized washer and dryer and a private patio or balcony.

San Bruno attracts people who appreciate its proximity to employment centers in San Francisco, San Jose and other parts of the Bay Area. The corporate headquarters for YouTube, LLC is located in San Bruno less than one mile from Acappella Apartments.

Residents of Acappella Apartments are less than a mile from the San Bruno BART station providing light rail service to downtown San Francisco, the airport and the East Bay. Additional CalTrain rail services to every city on the San Francisco peninsula are available within two miles of the community. Commuters also benefit from easy access to Interstates 280 and 380 and Highway 101.

Immediately adjacent to Acappella Apartments is The Shops at Tanforan, a 1.1-million-square-foot retail center including Barnes & Noble and Target stores, a multiscreen cinema and multiple casual restaurants. Additional area retail venues include Union Square, Stonestown Galleria, and the Hillsdale and Bayhill Shopping Centers.

Including this most recent investment, the portfolio of Behringer Harvard Multifamily REIT I, Inc. includes investments in 30 multifamily communities in 12 states providing a total of 8,449 apartment homes.

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About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Behringer Harvard has interests in or manages more than $10 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 99 99 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Multifamily REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers	Barbara Marler	Jason Mattox
Richards Partners	Behringer Harvard	Chief Administrative Officer
katie_myers@richards.com	bmarler@behringerharvard.com	Behringer Harvard
214.891.5842	469.341.2312	jmattox@behringerharvard.com
866.655.3600

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